Exhibit 10.1
AMENDMENT NO. 11 TO
LOAN AGREEMENT
          This Amendment No. 11 to Loan Agreement (the “Amendment”) is dated as of the 18th day of September, 2006 and is by and between LASALLE BANK NATIONAL ASSOCIATION (“Lender”) and eLOYALTY CORPORATION, a Delaware corporation (the “Borrower”).
W I T N E S S E T H:
          WHEREAS, Lender and Borrower are parties to that certain Loan Agreement, dated as of December 17, 2001 (as amended or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement); and
          WHEREAS, the Borrower has requested that the Loan Agreement be amended in certain respects;
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Lender and Borrower hereby agree as follows:
          1. Amendments to Loan Agreement. In reliance on the representations and warranties set forth in Section 2 of this Amendment and subject to the satisfaction of the conditions precedent set forth in Section 3 of this Amendment, the Loan Agreement is hereby amended as follows:
          1.1. The following definitions of “Eleventh Amendment Effective Date”, “Merchant Services Agreement” and “Merchant Services Obligations” are added to subsection 1.1 of the Loan Agreement in the appropriate alphabetical order:
     “Eleventh Amendment Effective Date” shall mean September 18, 2006.
     “Merchant Services Agreement” shall mean those certain Merchant Services Agreements dated August 29, 2006 by and between ABN AMRO Merchant Services, LLC and the Borrower.
     “Merchant Services Obligations” shall mean the obligations (including contingent obligations) of the Borrower to reimburse Bank for any liabilities or obligations of Bank arising out of the Merchant Services Agreement.”
          1.2. The defined term “Obligations” set forth in subsection 1.1 of the Loan Agreement is amended and restated in its entirety as follows:

     “Obligations” shall mean the Loans, all interest accrued thereon, any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrower (and of any partnership in which the Borrower is or may be a partner) to the Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several, including, but not limited to, (i) any Interest Rate Agreements and (ii) Merchant Services Obligations.”
          1.3. The proviso in the first sentence of subsection 2.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
     ”; provided, however, that Bank may issue Letters of Credit with an expiration date on or before December 31, 2008 in an aggregate face amount not to exceed $1,500,000.”
          1.4. The following subsection 9.16 is hereby added to the Loan Agreement:
     “9.16. Cash Security/Reimbursement for Merchant Services Obligations. The Borrower shall, on the Eleventh Amendment Effective Date and through January 31, 2007, maintain an additional $100,000 in the account that is referenced in the Cash Collateral Pledge Agreement to secure the Merchant Services Obligations (“Merchant Service Cash Collateral Hold”). After January 31, 2007, (i) if the Borrower enters into customer contracts pursuant to which the Merchant Services Obligations would reasonably be expected to be less than or equal to $600,000 during the following year, the Merchant Services Cash Collateral Hold shall remain equal to $100,000, (ii) if the Borrower enters into customer contracts pursuant to which the Merchant Services Obligations would reasonably be expected to be greater than $600,000 during the following year, the Merchant Service Cash Collateral Hold shall be increased to an amount equal to one-sixth of the expected Merchant Service Obligations for the following year and (iii) if the Borrower does not enter into customer contracts for which any Merchant Services Obligations may arise in the following year, the Merchant Services Cash Collateral Hold shall be reduced to $0. In the event that the Bank reimburses ABN AMRO Merchant Services, LLC for any amounts with respect to the Merchant Services Obligations, the Borrower shall immediately reimburse the Bank for all such amounts.
          2. Representations and Warranties. To induce the Lender to enter into this Amendment, the Borrower hereby represents and warrants to the Lender that:
          2.1. the execution, delivery and performance by the Borrower of this Amendment and each of the other agreements, instruments and documents contemplated hereby are within its corporate power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to the Borrower, the certificate of incorporation and by-laws of the Borrower (as amended to date), any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon the Borrower or any of its property;
          2.2. each of the Loan Agreement and the other Loan Documents, each as amended by this Amendment, are the legal, valid and binding obligation of the Borrower to the extent the Borrower is a party thereto, and the Loan Agreement and such Loan Documents are enforceable against the Borrower in accordance with their respective terms;
          2.3. the representations and warranties of Borrower contained in the Loan Agreement and the Loan Documents, each as amended hereby, are true and correct in all material respects as of the date hereof, with the same effect as though made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date; and
          2.4. Borrower has performed in all material respects all of its obligations under the Loan Agreement and the other Loan Documents to be performed by it on or before the date hereof and as of the date hereof, Borrower is in compliance with all applicable terms and provisions of the Loan Agreement and each of the other Loan Documents to be observed and performed by it and, assuming the effectiveness of the consents set forth herein, no Event of Default has occurred and is continuing.
          3. Conditions. The effectiveness of the amendments and consents set forth above is subject to the following conditions precedent:
          3.1. Borrower shall have executed and delivered to Lender, or shall have caused to be executed and delivered to Lender, each in form and substance satisfactory to Lender, this Amendment and such other documents, instruments and agreements as Lender may reasonably request.
          3.2. All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Lender and its legal counsel.
          3.3. Assuming the effectiveness of the consents set forth herein, no Event of Default shall have occurred and be continuing.
          4. References; Effectiveness. Each of the Lender and the Borrower hereby agree that all references to the Loan Agreement which are contained in any of the other Loan Documents shall refer to the Loan Agreement as amended by this Amendment.
          5. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
          6. Continued Effectiveness. Except as specifically set forth herein, the Loan Agreement and each of the other Loan Documents shall continue in full force and effect according to their respective terms.
          7. Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.
          8. Costs and Expenses. Borrower hereby agrees that all expenses incurred by the Lender in connection with the preparation, negotiation and closing of the transactions contemplated hereby, including without limitation reasonable attorneys’ fees and expenses, shall be part of the Obligations.

          IN WITNESS WHEREOF, this Amendment has been executed as of, and is effective as of, the day and year first written above.

eLOYALTY CORPORATION, a Delaware
corporation, as Borrower

By	Steven Pollema

Its	VP, Operations and CFO

LASALLE BANK NATIONAL ASSOCIATION, as Lender

By	Erin M. Frey

Its	VP